Exhibit 4.45

English Translation

Reshuffle Technology (Shanghai) Co., Ltd.

And

Beijing Tixian Digital Technology Co., Ltd.

And

Zhou Yu

And

Ye Yuan

Proxy Agreement

in respect of

Beijing Tixian Digital Technology Co., Ltd.

February 15, 2012

PROXY AGREEMENT

THIS PROXY AGREEMENT (“this Agreement”) is made and entered into in Shanghai, the People’s Republic of China (“PRC”) as of February 15, 2012 by and among the following Parties:

(1)	Reshuffle Technology (Shanghai) Co., Ltd. (the “WFOE”)

Registered Address: Room 22301-1007, Building 14, Pudong Software Park, No.498 Guoshoujing Road, Zhangjiang High-tech Park, Shanghai,

Legal Representative: Wei Wang

(2)	Beijing Tixian Digital Technology Co., Ltd. (the “Company”)

Registered address: Room 9960, 3# Building, No.3 Xijing Road, Badachu Hi-tech Park, Shijingshan District, Beijing

Legal Representative: Zhou Yu

(3)	Zhou Yu

Identity Card No.: 370203197209032018

(4)	Ye Yuan

Identity Card No.: 210102197303121811

(Zhou Yu and Ye Yuan, hereinafter individually and collectively the “Shareholders”)

(In this Agreement, the aforesaid parties are hereinafter referred to individually as a “Party” and collectively as the “Parties”.)

WHEREAS:

1.	The Shareholders are all the existing shareholders of the Company, holding 100% of the equity interest in the Company;

2.	The Shareholders intend to entrust the individual designated by the WFOE with the exercise of their voting rights in the Company and the WFOE consents to designate such individual for the entrustment hereunder.

NOW, THEREFORE, the Parties, after friendly negotiations, hereby agree below:

Article 1 Voting Right Entrustment

1.1	The Shareholders hereby irrevocably undertake that they shall execute a Power of Attorney upon the execution of this Agreement, entrusting the individual then designated by the WFOE to exercise the following rights they are entitled to as the shareholders of the Company them pursuant to the then-effective articles of association of the Company (collectively the “Entrusted Rights”):

(1)	Attending shareholders’ meetings of the Company as proxy of the Shareholder;

(2)	Exercising voting rights on behalf of the Shareholders on all issues (including but not limited to appointment and election of the directors, general manager and other senior management of the Company) required to be discussed and resolved by the shareholders’ meeting;

(3)	Proposing to convene interim shareholders’ meetings; and

(4)	Other shareholder voting rights under the articles of association of the Company (including such other shareholder voting rights as provided after amendment to such articles of association).

1.2	The precondition of the above authorization and entrustment is that the Agent is a PRC citizen and the WFOE consents to such authorization and entrustment. When and only when a written notice is issued by the WFOE to the Shareholders with respect to the removal of the Agent, the Shareholders shall immediately revoke the entrustment of the existing Agent hereunder, and entrust any other PRC citizen then designated by the WFOE to exercise the Entrusted Rights in accordance with this Agreement; the new Power of Attorney shall supersede the previous one once it is executed. Except for the above circumstances, the Shareholders shall not revoke the authorization and entrustment to the Agent.

1.3	The Agent shall perform the entrusted obligations lawfully with diligence and duty of care within the authorization scope hereunder and shall be liable to the WFOE. The Shareholders shall acknowledge and be liable to any legal consequences arising from the Agent’s exercise of the aforesaid Entrusted Rights.

1.4	The Shareholders hereby acknowledge that in exercising the aforesaid Entrusted Rights, the Agent is not required to seek the prior opinions of the Shareholders. However, the Agent shall inform the Shareholders in a timely manner of any resolution or proposal on convening an interim shareholders’ meeting after such resolution or proposal is made.

Article 2 Right to Information

For the purpose of exercising the Entrusted Rights hereunder, the Agent is entitled to have access to the information including the Company’s operation, business, clients, finance, staff, etc. and access to relevant materials of the Company. The Company shall fully cooperate with the Agent in this regard.

Article 3 Exercise of Entrusted Rights

3.1	The Shareholders shall provide sufficient assistance to the Agent for its exercise of the Entrusted Rights, including prompt execution of the resolutions of the shareholders’ meeting of the Company or other related legal documents made by the Agent when necessary (e.g., when the submission of such documents is necessary for the approval of, or registration or filing with government authorities).

3.2	If at any time within the term of this Agreement, the granting or exercise of the Entrusted Rights hereunder is unenforceable for any reason (except for default by the Shareholders or the Company), the Parties shall immediately seek a most similar substitute for the provision unenforceable and, if necessary, enter into a supplementary agreement to amend or adjust the provisions herein, so as to ensure the fulfillment of the purpose hereof.

Article 4 Exemption and Indemnification

4.1	The Parties acknowledge that the WFOE shall not be required to be liable for or make any economic or other indemnification to any other Party hereto or any third party as a result of the exercise of the Entrusted Rights hereunder by the individual who is designated by the WFOE.

4.2	The Company and the Shareholders agree to indemnify and hold harmless the WFOE against all losses which it suffers or may suffer in connection with the Agent’s exercise of the Entrusted Rights, including but not limited to, any loss resulting from any litigation, demand, arbitration, claim initiated by any third party against them, and losses from administrative investigation or penalty by government authorities. However, losses suffered as a result of the intentional misconduct or gross negligence of the WFOE shall not be indemnified.

Article 5 Representations and Warranties

The Shareholders hereby respectively represent and warrant as follows:

5.1.1	The Shareholders are PRC citizens with full capacity and with full and independent legal status and legal capacity, and may act independently as a subject of actions.

5.1.2	The Shareholders have full power and authority to execute and deliver this Agreement and all other documents to be entered into by them which are related to the transaction contemplated hereunder, as well as to consummate such transaction.

5.1.3	This Agreement shall be duly and lawfully executed and delivered by the Shareholders and shall constitute the legal and binding obligations, enforceable against them in accordance with the terms hereof.

5.1.4	The Shareholders are the registered lawful shareholders of the Company as of the effective date hereof, and except the rights created by this Agreement, the Equity Interest Pledge Agreement between the Shareholders and the WFOE and the Exclusive Call Option Agreement among the Shareholders, the Company and the WFOE, there is no third party rights on the Entrusted Rights. Pursuant to this Agreement, the Agent may completely and sufficiently exercise the Entrusted Rights in accordance with the then-effective articles of association of the Company.

5.2	The WFOE and the Company hereby respectively represent and warrant as follows:

5.2.1	Each of them is a limited liability company duly registered and validly existing under the PRC law, with an independent corporate personality, and has full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may act independently as a subject of actions; and

5.2.2	Each of them has the full internal power and authority to execute and deliver this Agreement and all other documents to be entered into by it related to the transaction contemplated hereunder, and has the full power and authority to consummate such transaction hereunder.

5.3	The Company further represents and warrants that the Shareholders are all the registered lawful shareholders of the Company as of the effective date of this Agreement. Pursuant to this Agreement, the Agent may completely and sufficiently exercise the Entrusted Rights in accordance with the then-effective articles of association of the Company.

Article 6 Term of Agreement

6.1	This Agreement becomes effective on the date of due execution by the Parties hereto, and shall continue in force until it is terminated in advance by written agreement of the Parties or in accordance with the provisions of Article 8.1 hereof.

6.2	If any Shareholder has transferred all its equity interest in the Company with the prior consent of the WFOE, such Party will cease to be a party to this Agreement, but the obligations and undertakings of the other Parties hereunder will not be affected thereby.

Article 7 Notices

7.1	Any notice, request, demand and other correspondence required by or made in accordance with this Agreement shall be in writing and delivered to the relevant Party.

7.2	The aforementioned notice or other correspondence shall be deemed as delivered (i) upon delivery when it is transmitted by facsimile or telex, or (ii) upon handover to the receiver when it is delivered in person, or (iii) upon the fifth (5) day after posting when it is delivered by mail.

Article 8 Defaulting Liabilities

8.1	The Parties agree and acknowledge that, if any Party (hereinafter the “Defaulting Party”) commits material breach of any provision hereof, or materially fails to perform any obligation hereunder, such breach or failure shall constitute a default under this Agreement (hereinafter a “Default”), then the non-defaulting Party (hereinafter the “Non-defaulting Party”) shall be entitled to demand the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within fifteen (15) days following the written notice issued by the Non-defaulting Party and the rectification requirement, the Non-defaulting Party shall be entitled to decide to, at its discretion: (1) terminate this Agreement and require the Defaulting Party to indemnify all the damages; or (2) require the performance of the obligations hereunder and require the Defaulting Party to indemnify all the damages.

8.2	The Parties agree and acknowledge that the Shareholders or the Company shall in no circumstance be entitled to demand for termination of this Agreement in advance unless otherwise provided herein or pursuant to law.

8.3	Notwithstanding any other provisions herein, the validity of this Article shall survive the suspension or termination of this Agreement.

Article 9 Miscellaneous

9.1	This Agreement is made in Chinese in four (4) counterparts, with each Party hereto holding one.

9.2	The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC law.

9.3	Any dispute arising from and in connection with this Agreement shall be settled through consultations among the Parties, and if the Parties fail to reach an agreement regarding such dispute within thirty (30) days upon its occurrence, such dispute shall be submitted to Shanghai Sub-commission of China International Economic and Trade Arbitration Commission for arbitration in Shanghai in accordance with the arbitration rules thereof, and the arbitration award shall be final and binding on all the Parties.

9.4	Any rights, powers and remedies granted to any Party by any provision herein shall not preclude any other rights, powers and remedies available to such Party in accordance with laws and other provisions under this Agreement, and a Party’s exercise of any of its rights, powers and remedies shall not preclude its exercise of other rights, powers and remedies.

9.5	No failure or delay by a Party to exercise any of its rights, powers and remedies hereunder or in accordance with laws (hereinafter the “Rights”) shall be construed as a waiver of such Rights, and the waiver of any single or partial exercise of the Rights shall not preclude its exercise of such Rights in any other way or its exercise of other Rights.

9.6	The headings of the articles herein are for reference only, and in no circumstances shall such headings be used in or affect the interpretation of the provisions hereof.

9.7	Each provision contained herein shall be severable and independent from other provisions. If at any time one or several provisions herein become invalid, illegal or unenforceable, the validity, legality or enforceability of other provisions herein shall not be affected thereby.

9.8	Any amendments or supplements to this Agreement shall be in writing and shall become effective upon due execution by the Parties hereto.

9.9	No Party shall assign any of its rights and/or obligations hereunder to any third party without prior written consent from other Parties.

9.10	This Agreement shall be binding on the legal successors of the Parties.

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(SIGNATURE PAGE)

IN WITNESS WHEREOF, the Parties have caused this Shareholder Proxy Agreement to be executed as of the date and at the place first set forth above.

Reshuffle Technology (Shanghai) Co., Ltd.

(Company seal)

[Seal: Reshuffle Technology (Shanghai) Co., Ltd.]

By: /s/ Wei Wang

Name:

Position:

Beijing Tixian Digital Technology Co., Ltd.

(Company seal)

[Seal: Beijing Tixian Digital Technology Co., Ltd.]

By: /s/ Zhou Yu

Name:

Position:

Zhou Yu

Signature: /s/ Zhou Yu

Ye Yuan

Signature: /s/ Ye Yuan